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                                                                  Exhibit 3.3


                              CLICK COMMERCE, INC.

                             Secretary's Certificate

         The undersigned, David S. Stone, Secretary of Click Commerce, Inc., a Delaware corporation (the "Company") hereby certify that at a duly constituted meeting of the Board of Directors of the Company held on July 22, 2002 at which meeting a quorum was present and voting, the Board of Directors adopted the following resolutions:

                 WHEREAS, on April 25, 2002, William Conroy resigned as a member of the Board of Directors;

                 WHEREAS, as of May 9, 2002, Gregg G. Hartemayer  declined to stand for re-election to the Board of Directors and no successor was named or appointed;

                 WHEREAS, the Board of Directors desires to remove the
             vacancies created on the Board of Directors and to amend the By-laws of the Corporation in order to reduce the number of Directors of the Corporation from 11 to nine (9) members;

                 NOW, THEREFORE, BE IT RESOLVED, that Article III,
             Section 2 of the By-laws be, and it hereby is, amended to reduce the number of Directors of the Corporation from 11 to nine (9).

         IN WITNESS WHEREOF, I have executed this Certificate as of the 7th day of August, 2002.

Click Commerce, Inc.


By:     /s/ David S. Stone
        -------------------------
        David S. Stone, Secretary